SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )1

                  United Surgical Partners International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   913016 30 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 7, 2001
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)












----------------------------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 913016 30 9                                          Page 2 of 9 Pages

-----------------------------------------------------------------------
1)   Name of Reporting Person                    Welsh, Carson,
     I.R.S. Identification                       Anderson & Stowe
     No. of Above Person                           VII,  L.P.
     (Entities Only)
-----------------------------------------------------------------------
2)   Check the Appropriate Box                      (a) [ X ]
     if a Member of a Group                         (b) [   ]
-----------------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------------
4)   Citizenship or Place                             Delaware
     of Organization
-----------------------------------------------------------------------
Number of                     5)   Sole Voting      7,450,810 shares
Shares Beneficially                Power            of Common Stock
Owned by Each
Reporting Person
With:
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                    -0-
                              --------------------------------------------------
                              7)   Sole Disposi-    7,450,810 shares of
                                   tive Power       Common Stock

                              --------------------------------------------------
                              8)   Shared Dis-
                                   positive Power                -0-
                              --------------------------------------------------

9)   Aggregate Amount Beneficially                  7,450,810 shares of
     Owned by Each Reporting Person                 Common Stock

-----------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------------
11)  Percent of Class
     Represented by                                 30.8%
     Amount in Row (9)
-----------------------------------------------------------------------
12)  Type of Reporting
     Person                                                 PN

CUSIP No. 913016 30 9                                          Page 3 of 9 Pages

-----------------------------------------------------------------------
1)   Name of Reporting Person                    WCAS Capital
     I.R.S. Identification                       Partners III, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------------
2)   Check the Appropriate Box                      (a) [ X ]
     if a Member of a Group                         (b) [   ]
-----------------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------------
4)   Citizenship or Place                           Delaware
     of Organization
-----------------------------------------------------------------------
Number of                     5)   Sole Voting      500,000 shares
Shares Beneficially                Power            of Common Stock
Owned by Each
Reporting Person
With:
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                    -0-
                              --------------------------------------------------
                              7)   Sole Disposi-    500,000 shares of
                                   tive Power       Common Stock
                              --------------------------------------------------
                              8)   Shared Dis-
                                   positive Power           -0-
                              --------------------------------------------------
9)   Aggregate Amount Beneficially                  500,000 shares of
     Owned by Each Reporting Person                 Common Stock
-----------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------------
11)  Percent of Class
     Represented by                                 2.1%
     Amount in Row (9)
-----------------------------------------------------------------------
12)  Type of Reporting
     Person                                                 PN

CUSIP No. 913016 30 9                                          Page 4 of 9 Pages

-----------------------------------------------------------------------
1)   Name of Reporting Person                    WCAS Healthcare
     I.R.S. Identification                       Partners, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------------
2)   Check the Appropriate Box                      (a) [ X ]
     if a Member of a Group                         (b) [   ]
-----------------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------------
4)   Citizenship or Place                           Delaware
     of Organization
-----------------------------------------------------------------------
Number of                     5)   Sole Voting      120,152 shares
Shares Beneficially                Power            of Common Stock
Owned by Each
Reporting Person
With:
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                    -0-
                              --------------------------------------------------
                              7)   Sole Disposi-    120,152 shares of
                                   tive Power       Common Stock
                              --------------------------------------------------
                              8)   Shared Dis-
                                   positive Power           -0-
                              --------------------------------------------------

9)   Aggregate Amount Beneficially                  120,152 shares of
     Owned by Each Reporting Person                 Common Stock
-----------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------------
11)  Percent of Class
     Represented by                                 0.5%
     Amount in Row (9)
-----------------------------------------------------------------------
12)  Type of Reporting
     Person                                                 PN

CUSIP No. 913016 30 9                                          Page 5 of 9 Pages



                                  Schedule 13G
                                  ------------

Item 1(a) -  Name of Issuer: United Surgical Partners International, Inc.

Item 1(b) -  Address of Issuer's Principal Executive Offices:

                   17103 Preston Road, Suite 200 North
                   Dallas, Texas 75248

Item 2(a) -  Name of Person Filing:

                   This statement is being filed by Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership ("WCAS VII"), WCAS Capital Partners III, L.P., a Delaware limited partnership ("WCAS CP III"), and WCAS Healthcare Partners, L.P., a Delaware limited partnership ("WCAS HP").

Item 2(b) -  Address of Principal Business Office:

                   320 Park Avenue, Suite 2500
                   New York, New York 10022

Item 2(c) -  Place of Organization:

                   WCAS VII:  Delaware
                   WCAS CP III: Delaware
                   WCAS HP:  Delaware

Item 2(d) -  Title of Class of Securities:

                   Common Stock, $.01 par value

Item 2(e) -  CUSIP Number:

                   913016 30 9

Item 3 -           Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                   Not applicable.

Item 4 -           Ownership.

                   (a)  Amount Beneficially Owned:

                   WCAS VII: 7,450,810 shares of Common Stock
                   WCAS CP III: 500,000 shares of Common Stock
                   WCAS HP: 120,152 shares of Common Stock

                   (b)  Percent of Class:

                   WCAS VII: 30.8%

CUSIP No. 913016 30 9                                          Page 6 of 9 Pages

                   WCAS CP III: 2.1%
                   WCAS HP: 0.5%

                   (c)      Number of shares as to which such person has:

                   (i)      sole power to vote or to direct the vote:

                   WCAS VII: 7,450,810 shares of Common Stock
                   WCAS CP III: 500,000 shares of Common Stock
                   WCAS HP: 120,152 shares of Common Stock

                   (ii)     shared power to vote or to direct the vote:  -0-

                   (iii) sole power to dispose or to direct the disposition of:

                   WCAS VII: 7,450,810 shares of Common Stock
                   WCAS CP III: 500,000 shares of Common Stock
                   WCAS HP: 120,152 shares of Common Stock

                   (iv) shared power to dispose or to direct the disposition of: -0-

Item 5 -           Ownership of Five Percent or Less of a Class:

                   Not applicable.

Item 6 -           Ownership of More than Five Percent on Behalf of Another
                   Person:

                   Not applicable.

Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
                   Company:

                   Not applicable.

Item 8 -           Identification and Classification of Members of the Group:

                   See Exhibit 2.

Item 9 -           Notice of Dissolution of Group:

                   Not applicable.

Item 10 -          Certification:

                   Not applicable.

CUSIP No. 913016 30 9                                          Page 7 of 9 Pages


Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                              By:  WCAS VII Partners, L.P., General
                              Partner


                              By   /s/ Jonathan M. Rather
                                --------------------------------------
                                   General Partner

                              WCAS CAPITAL PARTNERS III, L.P.
                              By:  WCAS CP III Associates, L.L.C., General
                                       Partner


                              By   /s/ Jonathan M. Rather
                                --------------------------------------
                                   Managing Member


                              WCAS HEALTHCARE PARTNERS, L.P.
                              By:  WCAS HP Partners, General Partner


                              By /s/ Jonathan M. Rather
                                -------------------------------------
                                       Attorney-in-Fact




Date: January 16, 2002

CUSIP No. 913016 30 9                                          Page 8 of 9 Pages


                                                                       EXHIBIT 1

                                  AGREEMENT OF
                   WELSH, CARSON, ANDERSON & STOWE VII, L.P.,
                         WCAS CAPITAL PARTNERS III, L.P.
                                       AND
                         WCAS HEALTHCARE PARTNERS, L.P.
                            PURSUANT TO RULE 13d-1(k)
                            -------------------------


          The undersigned hereby agree that the Information Statement on
Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

                              WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                              By:  WCAS VII Partners, L.P., General
                                   Partner


                              By   /s/ Jonathan M. Rather
                                --------------------------------------
                                   General Partner

                              WCAS CAPITAL PARTNERS III, L.P.
                              By:  WCAS CP III Associates, L.L.C., General
                                   Partner


                              By   /s/ Jonathan M. Rather
                                --------------------------------------
                                   Managing Member


                              WCAS HEALTHCARE PARTNERS, L.P.
                              By:  WCAS HP Partners, General Partner


                              By /s/ Jonathan M. Rather
                                -------------------------------------
                                       Attorney-in-Fact




Date: January 16, 2002

CUSIP No. 913016 30 9                                          Page 9 of 9 Pages

                                                                       EXHIBIT 2

                        Identification and Classification
                             of Members of the Group
                        ---------------------------------

          Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Capital Partners III, L.P. and WCAS Healthcare Partners, L.P. are filing this statement on Schedule 13G as a group.

          Welsh, Carson, Anderson & Stowe VII, L.P. is a Delaware limited partnership. Its sole general partner is WCAS VII Partners, L.P., a Delaware limited partnership.

          WCAS Capital Partners III, L.P. is a Delaware limited partnership. Its sole general partner is WCAS CP III Associates, L.L.C., a Delaware limited liability company.

          WCAS Healthcare Partners, L.P. is a Delaware limited partnership. Its sole general partner is WCAS HP Partners, a Delaware general partnership.